Exhibit 10.1

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (this "Amendment") is made and entered into this first day of February, 2019, by and between Applied Optoelectronics, Inc., a Delaware corporation (hereinafter referred to as "Borrower") with its chief executive office and principal place of business at 13139 Jess Pirtle Blvd., Sugar Land, Texas 77478, and Branch Banking and Trust Company, a North Carolina corporation (hereinafter referred to as "Bank") with an office at 333 Clay Street, Suite 3800, Houston, Texas 77002.

Recitals:

Bank and Borrower are parties to a certain Loan Agreement dated September 28, 2017 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"), pursuant to which Bank has made loans and other financial accommodations to Borrower.

Borrower has requested that Bank amend the Loan Agreement in certain respects, and Bank is willing to do so on the terms and subject to the conditions of this Amendment.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in the Loan Agreement.

2.      Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)     By deleting in its entirety the first paragraph of the Loan Agreement after the caption "CapEx Loan" and by substituting in lieu thereof the following:

CapEx Loan

During the period beginning on March 30, 2018, and ending on September 30, 2019 (such period is referred to herein as the "CapEx Loan Term") and subject to the terms and conditions of this Agreement (including, without limitation, the CapEx Loan Conditions (as defined below) and the other Loan Documents, Bank agrees to make one or more additional advances to Borrower ("CapEx Loan Advances"), the proceeds of which may only be used for the purchase of Approved Equipment (as defined below). The aggregate amount of CapEx Loan Advances is referred to herein as the "CapEx Loan." The CapEx Loan shall be evidenced by a Promissory Note made by Borrower payable to the order of Bank and dated the First Amendment Date, in the maximum aggregate principal amount of the CapEx Loan, and interest shall accrue on CapEx Loan Advances at the rate set forth in such Promissory Note.

(b)      By inserting in Section 3.08 of the Loan Agreement the following new paragraph immediately after the heading "Reporting Requirements. Furnish to Bank:" and immediately before the paragraph that begins "Quarterly Financial Statements" in such Section:

Monthly Financial Statements: As soon as available and not more than thirty (30) days after the end of each calendar month, balance sheets, statements of income, cash flow, and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied and certified as true and correct by an officer of the Borrower.

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(c)     By deleting in its entirety the paragraph beginning with the caption "Fixed Charge Coverage Ratio "in Section 5 of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

Fixed Charge Coverage Ratio: A Fixed Charge Coverage Ratio of not less than 1.5 to 1.0, measured quarterly as of the last day of each fiscal quarter. Fixed Charge Coverage Ratio means a ratio of (i) (a) EBITDA as of the last day of the applicable fiscal quarter minus (b) dividends and distributions to, and withdrawals by, owners during the four consecutive fiscal quarter period ending on the last day of the applicable fiscal quarter minus (c) Unfinanced Capital Expenditures as of the last day of the applicable fiscal quarter to (ii) the sum of interest expense and the current portion of long-term debt for the four consecutive fiscal quarter period ending on the last day of the applicable fiscal quarter. Net Income means the net income of Borrower for the applicable fiscal period, calculated in accordance with GAAP. EBITDA means the sum of Net Income, plus, to the extent deducted in the calculation of Net Income, (A) interest expense, income taxes, depreciation and amortization for the four consecutive fiscal quarter period ending on the last day of the applicable fiscal quarter (and, for the avoidance of doubt, EBITDA does not include any cash equity contributions to the capital of Borrower), plus (B) (without duplication) (i) any equity based or non-cash compensation expense arising in such period from grants of stock options, restricted stock or other rights to equity interests in Borrower, (ii) any net unrealized gain or loss (after any offset) resulting in such period from foreign currency exchange transactions, to the extent such gains or loss are non-cash items, (iii) other non-cash charges during such period (other than any accrual in respect of bonuses); provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), and (iv) non-recurring charges during such period to the extent that Bank consents to such add-back. Unfinanced Capital Expenditures means, as of any date of determination, an amount equal to the greater of (I) (A) cash expenditures made by Borrower for the purchase of property, plant and equipment and comparable items reported in Borrower’s 10Q or 10K report, as applicable, during the four consecutive fiscal quarter period ending on such date of determination in excess of the respective amounts set out in the chart below that are so reported as having been expended during the indicated fiscal quarters less (B) proceeds from the issuance of notes payable and long-term debt received during the four consecutive fiscal quarter period ending on such date of determination, in each case as determined by Bank based on Borrower’s 10Q or 10K reports, as applicable, filed with the Securities and Exchange Commission pertaining to such four consecutive fiscal quarter period, less (C) cash equity contributions made to the capital of Borrower during the four consecutive fiscal quarter period ending on such date of determination, and (II) $0.00; provided that, for purposes of calculating the Unfinanced Capital Expenditures during any four fiscal quarter period ending on such date of determination, cash expenditures as described in the foregoing clause (I)(A) shall be included only to the extent that the aggregate amount of such cash expenditures made during the individual designated fiscal quarter in the following chart exceeds the corresponding amount for that fiscal quarter in the chart:

Fiscal Quarter Ending on:	Include in Unfinanced Capital Expenditures Only Cash Expenditures in Excess of:

December 31, 2018	$20,000,000.00
March 31, 2019	$40,000,000.00
June 30, 2019	$35,000,000.00
September 30, 2019	$20,000,000.00
December 31, 2019	$10,000,000.00
March 31, 2020 and the last day of each fiscal quarter thereafter	$0.00

(d)    By deleting in its entirety the paragraph entitled "Notice and Right to Cure" at the end of Section 8 of the Loan Agreement immediately following Section 8.25 thereof and by substituting in lieu thereof the following:

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Notice and Right to Cure.

(a)       Notwithstanding any provision contained in this Agreement, the Note(s) or any other Loan Document to the contrary but subject to the provisions of clauses (b) and (c) below, during the existence of any Event of Default Bank’s right to exercise its remedies as a result of such Event of Default shall be immediate and without notice, including, without limitation, with respect to (i) any Event of Default under Section 8.05 that arises out of a breach of any of Sections 3.01 (other than 3.01(c)), 3.03, 3.04, 3.05, 3.07, 3.08 (other than with respect to the Monthly Financial Statements, Quarterly Financial Statements, Annual Financial Statements, Loan Base Report and Officer Compliance Certificate subsections contained therein), 3.09, 3.11, and 3.12, the Financial Covenants of Section 5, the Negative Covenants of Section 6, (ii) any Event of Default that arises out of a breach of any covenant set forth in Section DD.05, DD.06, DD.09(b) or DD.09(i) of Schedule DD, or in Section 4.4, 4.7, 4.9 or 6 of the Security Agreement, and (iii) any other Event of Default under Section 8.

(b)       Without any obligation of Bank to provide notice thereof, any breach of Section 3.01(c) or 3.08 (solely with respect to the Loan Base Report, Monthly Financial Statements, Quarterly Financial Statements, Annual Financial Statements, and Officer Compliance Certificate subsections thereof) shall not result in an Event of Default until the applicable date set forth below occurs and as of such date Borrower has failed to cure such breach to the satisfaction of Bank: (i) with respect to a breach of Section 3.01(c), the thirtieth (30th) day following the occurrence of such breach, (ii) with respect to a breach of the Loan Base Report subsection of Section 3.08, the fifth (5th) day following the occurrence of such breach, and (iii) with respect to a breach for failure to timely deliver the Monthly Financial Statements, Quarterly Financial Statements, Annual Financial Statements, or Officer Compliance Certificate required to be delivered pursuant to Section 3.08, the earlier of (A) the thirtieth (30th) day following the occurrence of such breach, and (B) the date on which the Borrower files the financial statements corresponding to such breach with the Securities and Exchange Commission. During any cure period with respect to a breach described in this clause (b) (and thereafter if, and only if, such breach is cured to the satisfaction of Bank prior to the expiration of such cure period), such breach shall not constitute an Event of Default, but Borrower shall not be permitted to take any action that it would not be permitted to take during the existence of an Event of Default.

(c)       With respect to any Event of Default that would arise under Section 8.05 due to a breach of any section of this Agreement or any other Loan Document (other than any section described in clause (a) or (b) of this paragraph), such breach shall not result in an Event of Default until the thirtieth (30th) day following the earlier of the date on which Borrower (i) has knowledge thereof or (ii) receives notice thereof from Bank (provided that Bank shall have no obligation to provide notice thereof); provided, however, that the opportunity to cure pursuant to this clause (c) shall not apply if (A) the breach or failure to perform is not capable of being cured within such period or is a willful breach by Borrower, or (B) an Event of Default (or cure pursuant to this clause (c)) has occurred within the preceding twelve (12) months with respect to a breach of the same section of this Agreement or other Loan Document. During any cure period with respect to a breach described in this clause (c) (and thereafter if, and only if, such breach is cured to the satisfaction of Bank prior to the expiration of such cure period), such breach shall not constitute an Event of Default, but Borrower shall not be permitted to take any action that it would not be permitted to take during the existence of an Event of Default and Bank shall have no obligation to make any advance or other extension of credit to Borrower.

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(e)     By deleting in its entirety clause (c) of the definition of "CapEx Loan Conditions" in Section 10.01 of the Loan Agreement and by substituting in lieu thereof the following:

(c)       the proceeds of each CapEx Loan Advance shall not exceed 80% of the Equipment Purchase Price of the Approved Equipment purchased between October 1, 2017 and September 30, 2019, for which such CapEx Loan Advance is requested, and the principal amount of the CapEx Loan Advance requested, together with the principal amount of all CapEx Loan Advances made prior to or contemporaneously with such requested CapEx Loan Advance, shall not exceed $26,000,000.00 (i.e., the maximum aggregate principal amount of the CapEx Loan);

(f)     By adding the following new definition of "Second Amendment Date" to Section 10.01 of the Loan Agreement in proper alphabetical order:

"Second Amendment Date" shall mean February 1, 2019.

(g)    By deleting in their entireties clauses (o) and (s) Section DD.01 of Schedule DD to the Loan Agreement, and by substituting in lieu thereof the following new clauses in proper alphabetical order:

(o)       Cross Aging Rule. Should any Account Debtor (other than a Designated Extended Terms Account Debtor) have 50% or more, or should any Designated Extended Terms Account Debtor have 25% or more (or, upon notice by Bank to Borrower, such other percentage as Bank in its discretion shall determine with respect to any Account Debtor) of its total aggregate Accounts aged in excess of the applicable Eligibility Period, then all Accounts from such Account Debtor shall be deemed ineligible.

(q)       Eligible Investment Grade Account. An Account which is not an Ineligible Account, as defined in Section DD.03 hereof, and which is owing from any Person that either (i) has a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or if the Person is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency, or (ii) has a total market value of its outstanding publicly traded equity interests of not less than $3 billion and has no long term debt; provided, that Borrower shall identify in each Loan Base Report each Account that constitutes an Eligible Investment Grade Account at the time of delivery of such Loan Base Report.

(s)       Eligibility Period. The Eligibility Period for any Account other than an Extended Terms Eligible Account (as defined below) shall mean not more than 90 days from the original invoice date. The Eligibility Period for any Extended Terms Eligible Account shall mean that the Account is due or unpaid more than 30 days beyond the original invoice due date not to exceed 120 days after the original invoice date.

(h)    By inserting the following new definitions of "Designated Extended Terms Account Debtor," "Eligible Foreign Account" and "Extended Terms Eligible Account" in Section DD.01 of Schedule DD to the Loan Agreement in proper alphabetical sequence:

(o)(1)   Designated Extended Terms Account Debtor. A Designated Extended Terms Account Debtor is an Account Debtor as to which all of the following conditions are satisfied: (A) Borrower has provided to such Account Debtor extended terms for payment of greater than 59 days, but less than 121 days, from the original invoice date, (B) Borrower has requested in writing to Bank that Bank approve such Account Debtor as a "Designated Extended Terms Account Debtor" and (C) in its sole discretion, Bank has approved such Account Debtor as a "Designated Extended Terms Account Debtor" in a writing to Borrower; provided that at no time shall the number of Account Debtors that are "Designated Extended Terms Account Debtors" exceed 10, as determined by Bank in its sole discretion.

(p)(1)   Eligible Foreign Account. An Eligible Foreign Account is an Account that would be an Eligible Account but for the fact that it is a Foreign Account so long as such Foreign Account is owing by an Account Debtor all of the equity interests of which are owned, directly or indirectly, and controlled by a Person that is organized under the law of, and has its chief executive office and principal place of business in, one of the fifty states comprising the United States of America, the District of Columbia or a territory of the United States of America; and Eligible Foreign Accounts are, collectively, such Foreign Accounts.

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(s)(1)   Extended Terms Eligible Account is an Account that is owing by a Designated Extended Terms Account Debtor.

(i)      By deleting in its entirety Section DD.02 of Schedule DD to the Loan Agreement and by substituting in lieu thereof the following new Section DD.02:

DD.02. Advance Rates/Advances/ Prepayment and Other Provisions.

Bank agrees that the Advance Rates to be used to calculate the Collateral Loan Value shall be:

(a)       90% against the Eligible Investment Grade Accounts.

(b)       85% against the Eligible non-Investment Grade Accounts.

(c)       90% against Eligible Foreign Accounts that are Eligible Investment Grade Accounts,

(d)       85% against Eligible Foreign Accounts that are not Eligible Investment Grade Accounts,

(e)       Against the Eligible Inventory as follows:

Inventory Sublimits:
50%	Finished Inventory	$N/A
50%	Raw Materials Inventory	$N/A
50%	Work in Process Inventory	$N/A
N/A%	In Transit Inventory	$N/A
N/A%	Other Eligible Inventory {Describe}	$N/A
	Subtotal	$N/A

The aggregate loan advances against Eligible Foreign Accounts shall not exceed at any time the lesser of (i) $5,000,000, and (ii) an amount equal to 15% of the net amount of all Eligible Accounts that are not Eligible Foreign Accounts (the "Eligible Foreign Accounts Cap").

Inventory values will not exceed the lower of cost or market and, if required by Bank, will be reduced by the LIFO reserve. The aggregate loan advances against Eligible Inventory shall not exceed at any time the foregoing Inventory Sublimits or Subtotals or an aggregate Inventory Sublimit of the lesser of (i) $7,500,000 and (ii) 50% of Availability derived from the then outstanding Eligible Accounts (the "Inventory Caps").

Other Collateral may be included in the Collateral Loan Value as approved from time to time by Bank, together with an Advance Rate determined from time to time by Bank.

Any Account due from a Person located in the following identified countries, commonwealths, and/or possessions shall not be deemed a Foreign Account: (list) None.

Notwithstanding that the following Account Debtor(s) are ineligible pursuant to the terms hereof, such Account Debtor(s) shall nonetheless be deemed eligible by Bank, subject to any limitations and/or advance provisions set forth below, until Bank, upon written notice, in its sole discretion, shall provide otherwise:

Account Debtor/Address	Limitations/Advance Provisions

None.	Not applicable.

Bank reserves the right, upon notice, in its sole discretion, to amend the Eligibility Period, Eligible Foreign Account Cap, Inventory Caps, Advance Rates, Reserves, or the provisions of Section DD.02(e) and (f) at any time; and, the Loan Base Report, upon receipt by Bank, shall be subject to Bank’s satisfactory review, acceptance or correction.

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Borrower hereby authorizes Bank, and Bank hereby agrees to (i) make advances under the Line of Credit automatically, without any request by Borrower upon the presentment of items drawn against the Operating Account, provided that the Availability, as shown on a current acceptable Loan Base Report as required herein, and otherwise determined by Bank in its sole discretion after consideration of Collections, is sufficient to cover such advances, and/or (ii) fund the Operating Account based on request(s) for advances from Borrower to Bank made orally or in writing, provided that the Availability is sufficient to cover such advances. Borrower shall submit a completed Loan Base Report to Bank as required, so long as the Line of Credit shall exist, irrespective of the amount of the Line of Credit remaining unpaid and outstanding. Borrower hereby releases Bank from any liability or obligation for and agrees to indemnify and hold Bank harmless from and against any loss, cost, damage or expense (including, without limitation, Bank's reasonable attorneys' fees) incurred or suffered as a result of the payment by Bank of any item drawn against Borrower's checking account that is subsequently determined to have been improperly paid for any reason, except for the gross negligence or willful misconduct of Bank, as finally determined by a court of competent jurisdiction. Bank also reserves the right, upon notice, in its sole discretion, to discontinue the automatic payment of items presented to Bank, and to require written or oral advance requests to be made by Borrower, and should Bank decide to fund any such advances ("Manual Funding") Bank shall be authorized upon written notice to Borrower to assess Borrower a Manual Funding fee in an amount to be set forth on the Schedule of Charges.

Bank is authorized (without any further request from Borrower) to advance on behalf of Borrower as a borrowing under the Line of Credit all sums required to be paid by Borrower to Bank in respect of any Letter of Credit pursuant to the terms of any Application for Letter of Credit (including, without limitation, all fees associated therewith), but Bank shall have no obligation to make such an advance.

Bank may debit the amount of any payment due pursuant to the Loan Agreement, this Schedule DD or any other Loan Document from the Operating Account, any deposit account or other account of Borrower maintained with Bank, but Bank shall have no obligation to do so.

If, at any time during any reporting period and pursuant to the most recent Loan Base Report received by Bank, the principal balance outstanding under the Line of Credit exceeds the lesser of the approved maximum amount of the Line of Credit Commitment Amount or the Collateral Loan Value reduced by the Reserves (herein an "Overadvance"), Borrower shall immediately prepay the Line of Credit to the extent necessary to eliminate such excess. For so long as the Overadvance shall exist, and without prejudice to any other rights Bank may have hereunder, Bank is hereby authorized upon written notice to Borrower to assess an Overadvance fee determined by Bank in its discretion in an amount to be set forth on the Schedule of Charges.

(j)      By deleting in its entirety clause (f) of Section DD.03 of Schedule DD to the Loan Agreement in its entirety, and by substituting in lieu thereof the following:

(f)       Any Foreign Account, unless such Account shall be insured by Credit Insurance, or such Account shall be supported by a letter of credit for the benefit of and acceptable to Bank, or such Account shall be eligible pursuant to a duly executed Loan Authorization Agreement issued by the Small Business Administration of the United States Government in favor of Bank, or such Account is eligible pursuant to a duly executed Borrower Agreement issued by the Export-Import Bank of the United States in favor of Bank, or such Account is an Eligible Foreign Account, or such Account is otherwise expressly approved in writing by Bank.

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(k)                By deleting from Section DD.06 of Schedule DD to the Loan Agreement the description of Financial Statements consisting of the Required Information, and by substituting in lieu thereof the following new description of such Financial Statements:

Daily	Weekly	Quarterly	Annually	Month-End
		[X]		[X]	Financial Statements, which shall be due on the forty-fifth (45th) day of each quarter and the thirtieth (30th) day of each month, as indicated.

3.      Ratification and Reaffirmation. Borrower hereby ratifies and reaffirms the indebtedness under the Loan Agreement and the other Loan Documents, each of the Loan Documents, and all of Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

4.     Acknowledgments and Stipulations. Borrower acknowledges and stipulates that each of the Loan Documents executed by Borrower creates legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the indebtedness under the Loan Agreement, the Notes and the other Loan Documents is owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby knowingly and voluntarily waived by Borrower); the security interests and liens granted by Borrower in favor of Bank are duly perfected, first priority security interests and liens; and at the beginning of business on January 31, 2019, the unpaid principal amount of the Line of Credit totaled $0.00 and the unpaid principal amount of the CapEx Loan totaled $18,842,973.01.

5.      Representations and Warranties. Borrower represents and warrants to Bank, to induce Bank to enter into this Amendment, that no Event of Default or event which, with the passage of time or giving of notice, would become an Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

6.      Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment. Upon the effectiveness of this Amendment, each reference in the Security Agreement to "this Security Agreement", "hereunder", or words of like import shall mean and be a reference to the Security Agreement, as amended by this Amendment.

7.      Breach of Amendment. This Amendment shall be part of the Loan Agreement and the Security Agreement, and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.      Conditions Precedent. The amendments contained in Section 2 hereof shall be effective as of the date of this Amendment, subject to Bank’s receipt of each of the following on or before the date of this Amendment, in form and substance satisfactory to Bank, together with all originals of the same to the extent requested by Bank in its sole discretion; provided that the amendments contained in Section 2(c) and Section 2(g) (solely with respect to the new clause DD.01(q) of Schedule DD to the Loan Agreement) shall be deemed effective as of September 30, 2018, upon such receipt of the following:

(a)     A counterpart of this Amendment, duly executed by Borrower;

(b)     Resolutions of Borrower authorizing Borrower to enter into this Amendment and the other documents executed in connection herewith, certified by an authorized officer of Borrower, and substantially in the form attached hereto as Exhibit A;

(c)     All other approvals, opinions or documents as Bank may reasonably request.

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9.      Expenses of Bank. In consideration of Bank’s willingness to enter into this Amendment as set forth herein, Borrower agrees to pay, on demand, all costs and expenses incurred by Bank in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Bank’s legal counsel and any taxes, filing fees and other expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby.

10.    Release of Claims. To induce Bank to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Bank, and all officers, directors, agents, employees, successors and assigns of Bank, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Bank arising under or in connection with any of the Loan Documents or otherwise. Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Bank.

11.    Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Texas.

12.    No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement, the Security Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the Security Agreement as herein modified shall continue in full force and effect.

13.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.    Further Assurances. Borrower agrees to take such further actions as Bank shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.    Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.

16.   Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank;

signatures appear on following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

WITNESS:	APPLIED OPTOELECTRONICS, INC.
(“Borrower”)

__________________________	By: /s/ Stefan Murry
Stefan Murry, Chief Financial Officer

__________________________	By: /s/ David Kuo
David Kuo, Vice President, General Counsel and Secretary

WITNESS:	BRANCH BANKING AND TRUST COMPANY
(“Bank”)

__________________________	By: /s/ Brannon E. Fitch
Brannon E. Fitch, Senior Vice President

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EXHIBIT A

Resolutions

(See attached.)

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SECRETARY’S CERTIFICATE

OF

BOARD OF DIRECTORS RESOLUTIONS

I, David Kuo, DO HEREBY CERTIFY, that I am the Vice President, General Counsel and Secretary of APPLIED OPTOELECTRONICS, INC. (the "Corporation"), a corporation duly organized and existing under the laws of the State of Delaware, and am keeper of the records and seal thereof; that the following is a true, correct and complete copy of the resolutions duly adopted by the unanimous consent of all members of the Board of Directors of said Corporation effective as of March 30, 2018; and that said resolutions are still in full force and effect:

RESOLVED, that the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, any Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, General Counsel and any other officer or board member of this Corporation (or the designee of any of them), each be, and each hereby is, authorized and empowered (either alone or in conjunction with any one or more of the other officers of the Corporation) to take, from time to time, all or any part of the following actions on or in behalf of the Corporation: (i) to make, execute and deliver to BRANCH BANKING AND TRUST ("Bank") (1) a Second Amendment to Loan Agreement (the "Amendment") providing for the amendment of certain terms of that certain Loan Agreement dated September 28, 2017, between the Corporation and Bank (as at any time amended, the "Loan Agreement"), and (2) all other agreements, documents and instruments contemplated by or referred to in the Amendment or executed by the Corporation in connection therewith; said Amendment and other agreements, documents and instruments to be substantially in the form presented by Bank with such additional, modified or revised terms as may be acceptable to any officer or director of the Corporation, as conclusively evidenced by his or her execution thereof; and (ii) to carry out, modify, amend or terminate any arrangements or agreements at any time existing between the Corporation and Bank.

RESOLVED, that any arrangements, agreements, security agreements, or other instruments or documents referred to in or executed pursuant to the Amendment by Dr. Stefan Murry, David Kuo, Fred Chang, any other officer or director of the Corporation, or by an employee of the Corporation acting pursuant to delegation of authority, may be attested by such person and may contain such terms and provisions as such person shall, in his or her sole discretion, determine.

RESOLVED, that the Loan Agreement and each amendment to the Loan Agreement heretofore executed by any officer or director of the Corporation and any actions taken under the Loan Agreement as thereby amended are hereby ratified and approved.

I DO FURTHER CERTIFY that Dr. Stefan Murry is the Chief Financial Officer of the Corporation, David Kuo is the Vice President, General Counsel and Secretary of the Corporation and Fred Chang is the Senior Vice President of the Corporation, and each is duly elected, qualified and acting as such, respectively.

I DO FURTHER CERTIFY that the Corporation’s Amended and Restated Certificate of Incorporation and By-Laws certified to Bank on September 28, 2017, have not been amended, supplemented or otherwise modified in any manner since such date and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Seal of the Corporation this first day of February, 2019.

/s/ David Kuo
David Kuo, Vice President, General Counsel and Secretary

I, Dr. Stefan Murry, Chief Financial Officer of said Corporation, do hereby certify that the foregoing is a correct copy of the resolutions passed by the Board of Directors of the Corporation and that David Kuo is Vice President, General Counsel and Secretary of the Corporation and is duly authorized to attest to the passage of said resolutions.

/s/ Stefan Murry
Stefan Murry, Chief Financial Officer

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